EXHIBIT 5.1
January 31, 2006
Plantronics, Inc.
345 Encinal Street
Santa Cruz, CA 95060

RE: REGISTRATION STATEMENT ON FORM S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 31, 2006 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 1,300,000 shares of common stock to be issued under the Plantronics, Inc. Amended and Restated 2003 Stock Plan and 200,000 shares of common stock to be issued under the Plantronics, Inc. 2002 Employee Stock Purchase Plan. All such shares of common stock are referred to herein as the “Shares” and each such plan is referred to herein as the “Plan” and together, the “Plans.” As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.
It is our opinion that, when issued and sold in compliance with the prospectus delivery requirements and in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati